To the Board of Directors

True Religion Apparel Inc. and Subsidiary

Consent of Independent Registered Public Accounting Firm

We consent to the use of our Independent Registered Public Accounting Firm’s Report dated March 31, 2005 covering the consolidated financial statements of True Religion Apparel Inc. and Subsidiary for each of the two years in the period ended December 31, 2004 to be included in this Form SB-2 registration statement to be filed with the Commission on approximately May 2, 2005.

We also consent to the reference to us as experts in matters of accounting and auditing in this registration statement.

/s/ Stonefiled Josephson Inc.

CERTIFIED PUBLIC ACCOUNTANTS

Santa Monica, California

May 2, 2005